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EXHIBIT 10.4




                                  May 17, 2002


Mr. Christopher S. Alexander
President and Chief Executive Officer
HYPERCOM CORPORATION
2851 W. Kathleen Road
Phoenix, Arizona 85053

                  Re:      Employment Agreement

Dear Chris:

         Upon execution by you, this letter will constitute your employment agreement ("Agreement") with Hypercom Corporation ("Company").

1. Term. This Agreement will become effective as of March 1, 2002 and will terminate on February 28, 2005, unless mutually extended by the parties in writing.

2. Positions with the Company. During the term of this Agreement, you will serve as Chief Executive Officer of the Company. You will faithfully and diligently perform all duties commensurate with this position, including those duties directed by the Company's Board of Directors (the "Board"), as well as those set forth in the Company's Bylaws that relate to such position. You will report directly to the Board. In the event that you cease to be employed as Chief Executive Officer of the Company, you agree that you will resign as a director of the Company at the request of the Chairman of the Board, following a determination of a majority of the Board (except you).

3. Compensation. You will receive the following compensation for your services during your term of employment:

         (a) You will receive a minimum base salary of $310,000 per year, which shall be subject to increase but not decrease at the discretion of the Board. Your salary will be paid in equal installments in accordance with the Company's salary payment policies as in effect from time to time subject to any deferred compensation arrangement that may be in effect;

         (b) You will participate in any deferred compensation plan, incentive compensation plan, pension or profit sharing plan, stock purchase plan, group benefit plan, medical plan, bonus plan and/or other benefit plans, either currently in effect or as may be established from time to time by the Board, for which you as an officer of the Company are eligible to participate. (You acknowledge that you will not be entitled to any benefits under any discretionary plan unless actually provided to you in accordance with such plan);

         (c) You will receive such other compensation as may from time to time be granted to you by the Board at its sole discretion, including any bonuses approved by the Board or the Compensation Committee thereof; and
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Mr. Christopher S. Alexander
March 1, 2002
Page 2


         (d) You will be permitted to take vacations and sick leave, in accordance with the Company's policies and procedures as in effect for officers of the Company.

4. Business Expenses. The Company will pay or reimburse you for all ordinary and necessary business expenses incurred or paid by you in furtherance of the Company's business, in accordance with the Company's policies and procedures.

5. Termination for Cause. The Company may terminate you for Cause as defined in the Amended and Restated Hypercom Corporation Long-Term Incentive Plan (the "Option Plan"). A copy of this definition is attached. Upon any termination for Cause, you will be entitled to receive only that compensation due you, including any deferred compensation, through the date of termination, together with any COBRA (at your cost) or other benefits required by law.

6. Termination by Voluntary Resignation. In the event that you voluntarily resign from the Company without Good Reason as defined in the attachment, you will be entitled to receive only that compensation due you through the date of your resignation, including, if any, deferred compensation, together with any COBRA (at your cost) or other benefits required by law.

7.       Death or Disability.

         (a) If during the term of this Agreement you die, then this Agreement will terminate and your estate shall be paid the compensation due you through the date of your death.

         (b) If during the term of this Agreement you become so disabled or incapacitated by reason of any physical or mental illness or any drug or alcohol addiction so as to be unable to perform the services required of you pursuant to this Agreement for a continuous period of three months, then, at the option of the Company, this Agreement shall terminate at the end of such three month period, provided that during such period of disability or incapacity, you shall be paid the full salary, benefits and expenses otherwise payable to you, less the amount you receive from any Company-provided disability insurance for the period of such illness or incapacity.

         (c) In addition, in the case of termination by death or disability under this Paragraph 7, for a period of eighteen months from the date of your termination, the Company will pay for the COBRA benefits due you or your estate.

8.       Termination Other than for Cause.

         In the event that (i) you are terminated without Cause, (ii) you resign for Good Reason, or (iii) you and the Company fail to agree to an extension of this Agreement at the end of its term, you will receive:
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Mr. Christopher S. Alexander
March 1, 2002
Page 3


         (a) Payment equal to two times the greater of (i) your minimum base salary as provided in Paragraph 3 (a) or (ii) your then current salary, in a lump sum upon effectiveness of the release contemplated by Paragraph 15 below;

         (b) Acceleration of all your options, and a minimum period of 90 days after your termination within which to exercise your options (or, if longer, the period permitted by your option grants), provided, however, that if the acceleration of your options under this provision were to occur before a Change in Control as defined in the attachment and, would cause a charge to the Company's earnings, then at the Company's option it may offer you a consulting position during which your options would continue to vest; and

         (c) For a period of eighteen months from the date of your termination, the Company will pay for the COBRA benefits due you.

9.       Covenant Not to Compete.

         For a period of one year from any termination of your employment hereunder other than your termination without Cause, including any completion of the term of this Agreement (or, if later, upon conclusion of your service as a consultant), you shall not, directly or indirectly, for your own benefit or for, with or through any other individual, firm, corporation, partnership or other entity, whether acting in an individual, fiduciary or other capacity, own, manage, operate, control, advise, invest in (except as a 1% or less shareholder of a public company), loan money to, or participate or assist in the ownership, management, operation or control of or be associated as a director, officer, employee, partner, consultant, advisor, creditor, agent, independent contractor or otherwise with, or acquiesce in the use of your name by, any business enterprise that is in direct competition with the Company or any subsidiary, within the United States of America or any other country that the Company conducts business at the time of your termination.

         In addition to the foregoing, at all times during the period of your employment and for one year after any termination thereof (or, if later, upon conclusion of your services as a consultant), you will not, directly or indirectly (as described above), for your benefit or for, with or through any business enterprise, hire, employ, solicit, or otherwise encourage or entice any of the Company's (or subsidiary's) employees or consultants to leave or terminate their employment with the Company.

         You and the Company consider the restrictions contained in this Paragraph 9 above to be reasonable for the purpose of preserving the Company's rights and interests. If a court makes a final judicial determination that any such restrictions are unreasonable or otherwise unenforceable against you, you and the Company agree to modify the provisions held to be unenforceable to preserve each party's anticipated benefits thereunder to the maximum extent legal.
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Mr. Christopher S. Alexander
March 1, 2002
Page 4


         You acknowledge and agree that the Company's remedies at law for breach or threatened breach of any of the provisions of this Paragraph 9 would be inadequate. Therefore, you agree that in the event of a breach or threatened breach by you of the provisions in this Paragraph 9, the Company shall be entitled to, in addition to its remedies at law and without posting any bond, equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy that may then be available. You further agree that you shall not oppose the Company's request for such equitable relief.

10. Personal Rights and Obligations. This Agreement and all rights and obligations hereunder are personal and shall not be assignable by either you or the Company except as provided in this subparagraph, and any purported assignment in violation thereof shall be null and void. Any person, firm or corporation succeeding to the business of the Company by merger, consolidation, purchase of assets or otherwise shall assume by contract or operation of law the obligations of the Company hereunder and in such a case you shall continue to honor this Agreement with such business substituted for the Company as the employer.

11. Notices. Any notice, election or communication to be given under this Agreement shall be in writing and delivered in person or deposited, certified or registered, in the United States mail, postage prepaid, addressed as follows:

         If to the Company:

         Hypercom Corporation
         2851 West Kathleen Road
         Phoenix, Arizona  85053
         Attn:  General Counsel

         If to you:
         Mr. Christopher S. Alexander
         2851 West Kathleen Road
         Phoenix, Arizona  85053

         or to such other addresses as the Company or you may from time to time designate by notice hereunder. Notices will be effective upon delivery in person or upon receipt of any facsimile or e-mail, or at midnight on the fourth business day after the date of mailing, if mailed.

12. Entire Agreement. Except for any confidentiality agreement or option grants to which you are subject, this Agreement constitutes and embodies the full and complete understanding and agreement of the Company and you with respect to your employment by the Company and supersedes all prior understandings or agreements whether oral or in writing. This Agreement may be amended only by a writing signed by you and the Company. This Agreement may be executed in any number of counterparts, each of which will be considered a duplicate original.
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Mr. Christopher S. Alexander
March 1, 2002
Page 5


13. Arbitration. Any controversy relating to this Agreement or relating to the breach hereof shall be settled by arbitration conducted in Phoenix, Arizona in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The award rendered by the arbitrator(s) shall be final and judgment upon the award rendered by the arbitrator(s) may be entered upon it in any court having jurisdiction thereof. The arbitrator(s) shall possess the powers to issue mandatory orders and restraining orders in connection with such arbitration. The expenses of the arbitration shall be borne by the losing party unless otherwise allocated by the arbitrator(s). This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceedings, the parties shall continue to perform their respective obligations under this Agreement. Nothing in this Agreement shall preclude the Company or any affiliate or successor from seeking equitable relief, including injunction or specific performance, in any court having jurisdiction, in connection with the non-compete provisions herein and any obligations of confidentiality.

14. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Arizona.

15. Withholding and Release. You acknowledge and agree that payments made to you hereunder may be subject to withholding. You further acknowledge and agree that payment of any of the benefits to be provided to you under this Agreement following any termination of your employment is subject to your compliance with any reasonable and lawful policies or procedures of the Company relating to employee severances, including the execution and delivery by you of a release reasonably satisfactory to the Company of any and all claims that you may have against the Company or related persons, except for (i) the continuing obligations provided herein, and (ii) for any continuing obligations of indemnification due you as an officer or director (or a former officer or director).

                                                     Very truly yours,

                                                     /s/George Wallner
                                                     George Wallner
                                                     Chairman of the Board

ACCEPTED:

/s/ Christopher S. Alexander
--------------------------------------------
Christopher S. Alexander


Date:    5/17/02
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Mr. Christopher S. Alexander
March 1, 2002
Page 6


                                   Definitions

         "Cause" means if the Board, in its reasonable and good faith discretion, determines that the employee, consultant or advisor:


         (1) has developed or pursued interests substantially adverse to the Company,


         (2) has materially breached any employment, engagement or confidentiality agreement,


         (3) has not devoted all or substantially all of his or her business time, effort and attention to the affairs of the Company (or such lesser amount as has been agreed to in writing by the Company),


         (4) is charged with or convicted of a felony, or


         (5) has engaged in activities or omissions that are detrimental to the well-being of the Company.


         "Change of Control" means and includes each of the following:


         (1) there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving entity, or pursuant to which common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have at least 80% ownership of beneficial interest of common stock or other voting securities of the surviving entity immediately after the merger;


         (2) there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of assets or earning power aggregating more than 40% of the assets or earning power of the Company and its subsidiaries (taken as a whole), other than pursuant to a sale-leaseback, structured finance or other form of financing transaction;


         (3) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company;


         (4) any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) or group of purchasers in the same transaction, other than any current stockholders of the Company or affiliates thereof or any employee benefit plans of the Company or any subsidiary of the Company or any entity holding shares of capital stock of the Company for or pursuant to the terms of any such employee benefit plan in its role as an agent or trustee for such plan, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 25% or more of the Company's outstanding common stock; or;


         (5) during any period of two consecutive years, individuals who at the beginning of such period constituted a majority of the Board shall fail to constitute a majority thereof, unless
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Mr. Christopher S. Alexander
March 1, 2002
Page 7

the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.


         "Good Reason" means, without your consent:

         (1) you suffer a reduction in position or a material change in your functions, duties or responsibilities or your authority is undermined or interfered with so as to materially impair your ability to perform your responsibilities;


         (2) your annual salary is reduced by the Company or there is a material reduction in your current benefits (other than a reduction in the benefits as part of overall reduction applicable to all or substantially all other officers); or


         (3) you are required to reside other than in Maricopa County, Arizona, Dade County, Florida or Georgia.